Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Philip Morris International Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	5.125% Notes due 2024	457(r)	$1,000,000,000	99.879%	$998,790,000	$110.20 per $1,000,000	$110,066.66
	Debt	5.000% Notes due 2025	457(r)	$750,000,000	99.763%	$748,222,500	$110.20 per $1,000,000	$82,454.12
	Debt	5.125% Notes due 2027	457(r)	$1,500,000,000	99.513%	$1,492,695,000	$110.20 per $1,000,000	$164,494.99
	Debt	5.625% Notes due 2029	457(r)	$1,250,000,000	99.914%	$1,248,925,000	$110.20 per $1,000,000	$137,631.54
	Debt	5.750% Notes due 2032	457(r)	$1,500,000,000	99.910%	$1,498,650,000	$110.20 per $1,000,000	$165,151.23

	Total Offering Amounts					$5,987,282,500		$659,798.53

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$659,798.53